Schott & Uricchio
A Law Firm of Professional Associations
746 North Magnolia Avenue
Frederic M. Schott, P.A.	Orlando, Florida 32803
Licensed to Practice Law in
Florida and the District of Columbia
Board Certified in Workers' Compensation

Scott J. Uricchio, P.A.
Licensed to Practice Law in Florida

November 22, 1999

Board of Directors
Royston Mannor Estates, Inc.
Vegas Commerce Centre
1350 E. Flamingo Suite 688
Las Vegas, NV 89119

Re: Opinion Concerning the Tradability of Two Hundred Thousand (200,000) Shares of Common Stock of Royston Mannor Estates, Inc., issued
March 25, 1999

Gentlemen:

You have requested an opinion concerning the tradability of One
Hundred Thousand (100,000) Shares of Common Stock of Native Remedies Inc., a Nevada corporation, (hereinafter referred to as the " Company"), $0.001 par value ("Common Stock"), issued March 25, 1999, which is in the hands of public shareholders.

The Company was incorporated on December 31,1998 with an authorized share capital of Fifty Million (50,000,000) shares of Common Stock.

Upon incorporation, the Company initially issued One Hundred
Thousand (100,000) Common Shares at $0.001 per share. These shares are restricted under Rule 144 of the Securities Act of 1933, As Amended.

On February 15, 1999 the Company also offered, pursuant to a 504
D Offering filed with the Securities and Exchange Commission, One
Million (1,000,000) Common Shares at $0.10 per share. On March 25, 1999, the Company sold and issued Two Hundred Thousand (200,000) Common Shares at $0.10 per share from that 504D Offering.

The information required by rule 15c2-11 has been prepared and will be distributed to the brokers known by the Company to trade its Common Stock. The Company has acknowledged its awareness of the trading requirements under applicable state securities laws, and has indicated its intention to comply fully with those regulations.


Board of Directors Royston Mannor Estates, Inc. November22, 1999
Page 2 0f 2

Based on a review of the aforementioned documentation and the information provided by the Company and its officers, it is my opinion that the Two Hundred Thousand (200,000) Common Shares at $0.10 per share issued March 25,1999, from that 504D Offering, are freely tradable pursuant to the said Rule 504.

It should be noted that in order for the shares to retain their freely tradable status the requirements of 15c2-11 and all-applicable trading requirements must be closely monitored and complied with on an ongoing basis.

Sincerely,

S J. Uricchio

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